As filed with the Securities and Exchange Commission on February 5, 2018

Registration No. 333-218968

Registration No. 333-183548

Registration No. 333-181707

Registration No. 333-151137

Registration No. 333-134513

Registration No. 333-110767

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENTS

TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

BUFFALO WILD WINGS, INC.

(Exact name of registrant as specified in its charter)

Minnesota	31-1455915
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.)

5500 Wayzata Boulevard, Suite 1600

Minneapolis, Minnesota 55416

(952) 593-9943

(Address of Principal Executive Offices) (Zip Code)

Buffalo Wild Wings, Inc. 2017 Incentive Compensation Plan

Buffalo Wild Wings, Inc. 2003 Equity Incentive Plan

Buffalo Wild Wings, Inc. 2012 Equity Incentive Plan

Buffalo Wild Wings, Inc. 2003 Equity Incentive Plan

Buffalo Wild Wings, Inc. 2003 Equity Incentive Plan

Buffalo Wild Wings, Inc. 2003 Equity Incentive Plan

Buffalo Wild Wings, Inc. 2003 Employee Stock Purchase Plan

(Full titles of the plans)

Alexander H. Ware

Executive Vice President and Chief Financial Officer

Buffalo Wild Wings, Inc.

5500 Wayzata Boulevard, Suite 1600

Minneapolis, Minnesota 55416

(952) 593-9943

(Name, address, and telephone number of agent for service)

Copies of Communications to:

Steven C. Kennedy

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company (as defined in Rule 12b-2 of the Exchange Act):

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of Buffalo Wild Wings, Inc. (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-218968	June 26, 2017	Buffalo Wild Wings, Inc. 2017 Incentive Compensation Plan	2,003,949
333-183548	August 24, 2012	Buffalo Wild Wings, Inc. 2003 Equity Incentive Plan	157,966
333-181707	May 25, 2012	Buffalo Wild Wings, Inc. 2012 Equity Incentive Plan	1,556,110
333-151137	May 23, 2008	Buffalo Wild Wings, Inc. 2003 Equity Incentive Plan	1,000,000
333-134513	May 26, 2006	Buffalo Wild Wings, Inc. 2003 Equity Incentive Plan	350,000
333-110767	November 21, 2003	Buffalo Wild Wings, Inc. 2003 Equity Incentive Plan	992,962
333-110767	November 21, 2003	Buffalo Wild Wings, Inc. 2003 Employee Stock Purchase Plan	300,000

On November 27, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Arby’s Restaurant Group, Inc. (together with its successors and assigns, “Parent”) and IB Merger Sub I Corporation (together with its successors and assigns, “Merger Sub”), a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, on February 5, 2018, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, in the State of Minnesota, on February 5, 2018.

Buffalo Wild Wings, Inc.

By:	/s/ Emily C. Decker
Name:	Emily C. Decker
Title:	Senior Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.